Exhibit 14.1

UNITED INDUSTRIES CORPORATION

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER

AND SENIOR FINANCIAL OFFICERS

As a public company it is of critical importance that United Industries Corporation’s filings with the Securities and Exchange Commission be accurate and timely.  From time to time employees may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable.  The Company expects all of its personnel to take this responsibility seriously and to provide prompt and accurate answers to the Company’s requests related to the Company’s public disclosure requirements.  Enforcement of and interpretations under this code of ethics shall ultimately be the responsibility of the Company’s Audit Committee.

This Code of Ethics is established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, which requires that the Company establish a code of ethics to apply to the Company’s principal executive officer (the “CEO”) and certain of the Company’s senior financial officers, including the Company’s Chief Financial Officer, Corporate Controller and any officer of the Company serving in a finance or investor relations role (the “Financial Officers”).  The Financial Officers should note that simply complying with the law or following widespread business practices may not be adequate to comply with the requirements under Section 406 of the Sarbanes-Oxley Act of 2002. It is therefore critical that the Financial Officers understand their obligations and responsibilities under this Code of Ethics.

The purpose of this Code of Ethics is to deter wrongdoing and to promote:

•                  Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

•                  Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;

•                  Compliance with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies;

•                  Prompt internal reporting of possible violations of this Code of Ethics to the appropriate persons within the Company; and

•                  Accountability for adherence to this Code of Ethics.

Accordingly, the CEO and each of the Financial Officers are required to:

•                  Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

•                  Avoid conflicts of interest and disclose to the CEO and to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•                  Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or its subsidiaries file with, or submit to, the Securities and Exchange Commission or other regulators and in other public communications made by the Company or its subsidiaries;

•                  Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations with which the Company, its subsidiaries or its securities are associated;

•                  Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers or suppliers obtained or created in connection with their activities and to prevent the unauthorized use or disclosure of such information unless required by applicable law or regulation, or legal or regulatory process; and

•                  Promptly report any possible violation of this Code of Ethics to the CEO and to  the General Counsel.

The CEO and Financial Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s or its subsidiaries’ independent public accountants for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the violator, his or her supervisor(s) and/or the Company.

If you have questions regarding the best course of action in a particular situation, you should promptly contact the CEO and the General Counsel.

(Adopted ______, 2004)